Exhibit 5.1

12636 High Bluff Drive, Suite 400 San Diego, California 92130-2071 Tel: +1.858.523.5400 Fax: +1.858.523.5450 www.lw.com

FIRM / AFFILIATE OFFICES
June 19, 2012 Sempra Energy 101 Ash Street San Diego, California 92101	Abu Dhabi Barcelona Beijing Boston Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid Milan	Moscow Munich New Jersey New York Orange County Paris Riyadh Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Ladies and Gentlemen:

We have acted as special counsel to Sempra Energy, a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of (i) an additional $250,000,000 of deferred compensation obligations to pay deferred compensation in the future (the “Obligations”) in accordance with the terms of the Sempra Energy Employee and Director Savings Plan (formerly known as the Sempra Energy 2005 Deferred Compensation Plan), as evidenced by the Amendment and Restatement of the Sempra Energy 2005 Deferred Compensation Plan, effective as of January 1, 2005, and executed on December 11, 2008 (the “Base Document”), the Amendment to the Base Document dated November 3, 2008 (“Base Amendment No. 1”), the Amendment to the Base Document dated November 1, 2010 (“Base Amendment No. 2”), the First Amendment to the Base Document dated November 7, 2011 (the “First Amendment”) and the Second Amendment to the Base Document dated June 12, 2012 (collectively with the Base Document, Base Amendment No. 1, Base Amendment No. 2 and the First Amendment, the “Plan”) and (ii) up to an additional 500,000 phantom shares of common stock, without par value, of the Company (“Common Stock”), which are deemed investments under the Plan and do not represent actual shares of Common Stock. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the Obligations.

As such counsel, we have examined (i) the Plan and (ii) such other documents, records and instruments as we have deemed appropriate for the purpose of the opinion set forth herein. We also have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without independently verifying such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

Sempra Energy

June 19, 2012

We are opining herein only as to the internal laws of the State of California and, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and we express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state. Our opinion is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans. We are not providing an opinion as to (i) the applicability of ERISA to the Plan, (ii) whether the Plan is being operated in accordance with ERISA, to the extent applicable, or (iii) whether the employees whom have been selected pursuant to the terms of the Plan to participate in the Plan would constitute a “select group of management or highly compensated employees” within the meaning of ERISA.

Subject to the foregoing and the other matters set forth herein, it is our opinion as of the date hereof that the Obligations, as such Obligations are described in the Registration Statement and incurred in accordance with the terms of the Plan, and subject to the Company completing all action and proceedings required on its part to be taken under the terms of the Plan, are legally valid and binding obligations of the Company.

Our opinion is subject to the following limitations, qualifications and exceptions:

(a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

(b) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought;

(c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

(d) certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

Sempra Energy

June 19, 2012

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP